Exhibit 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors of United States Steel Corporation currently receive:

•	Annual Retainer - $100,000

•	Committee Membership Fees

•	Audit & Finance - $10,000 ($11,000 for Chairman)

•	Compensation & Organization - $5,000 ($6,000 for Chairman)

•	Corporate Governance & Public Policy - $5,000 ($6,000 for Chairman)

•	Meeting Fee (for each Board or Committee meeting) - $2,000

•	Presiding Director Retainer - $1,000 per year

Under the Deferred Compensation Program for Non-Employee Directors, a program under the 2005 Stock Incentive Plan, each non-employee director is required to defer at least 70% of his or her annual retainer in the form of Common Stock Units, and may elect to defer up to 100%. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, a book entry account is kept for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she must take actual shares of common stock corresponding to the number of Common Stock Units in his or her account. Each participating director’s deferred stock account is credited with Common Stock Units each January. The ongoing value of each Common Stock Unit equals the market value of the common stock. When dividends are paid on the common stock, each account is credited with equivalent amounts of Common Stock Units. If U.S. Steel were to undergo a change of control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under the Non-Employee Director Stock Program, a program under the 2005 Stock Incentive Plan, upon joining the Board, each non-employee director is entitled to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.